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                                                                   Exhibit 99(a)
[CAMBREX LOGO]


Date:           April 3, 2002
Contact:        Luke M. Beshar                     Anne-Marie Hess
                Sr. Vice President & CFO           Director, Investor Relations
Phone:          201-804-3010                       201-804-3062
Email:          luke.beshar@cambrex.com            annemarie.hess@cambrex.com
Release:        Immediate


   CAMBREX REVISES 2003 OUTLOOK; ANNOUNCES DECISION TO SETTLE LEGAL MATTER
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       Cambrex Remains Optimistic about Long Term Life Sciences Growth


        East Rutherford, NJ - April 3, 2003 - Cambrex Corporation (NYSE: CBM) announced today that its full year 2003 earnings forecast is being reduced from previous guidance and that the Company has decided to enter into a settlement and indemnity agreement with Mylan Laboratories for current and future claims.

EARNINGS OUTLOOK

        The Company currently anticipates that its full year 2003 earnings will be in the range of $1.05 to $1.25 per share, diluted. These results include a special charge related to the settlement with Mylan Laboratories of approximately $8.5 million, after tax or $0.32 per share, diluted.

BIOSCIENCES SEGMENT

        The Biosciences segment revenue for 2003 is expected to increase by 0% to 5% versus prior year. The Biosciences revised guidance is primarily due to the loss of a contract biopharmaceutical manufacturing customer whose product failed to receive FDA approval. The project is now expected to contribute approximately $7.5 million of revenue in 2003, principally over the first 6 months, versus $17.5 million of revenue in 2002. Also contributing to the revised guidance of the Biosciences segment is a general market contraction due to fewer FDA approvals of New Drug Applications, reduced equity investments in the biotechnology markets, and continued market uncertainty resulting from the current political and economic environment. The Biosciences segment, excluding the contract biopharmaceutical services, is performing at expected levels.

        The Company remains positive about the long-term growth prospects of the contract biopharmaceutical manufacturing business even though clinical trial production may periodically result in uneven quarterly sales. The pipeline of biotech drugs remains strong with over 300 biotherapeutics in development and the Company's number of new project inquiries remains at a very high level.
The Company has recently been awarded a contract from Tercica for the large-scale clinical and commercial production of Insulin-like Growth Factor-I (IGF-1), a hormone central to human growth and metabolism.

        Cambrex has taken steps to increase and diversify its portfolio of contract biopharmaceutical projects. Additional personnel have been added to improve its sales and commercial development efforts and increase the number of late-stage (Phase III) clinical trial projects under contract. The Company will continue efforts to attract early-stage projects for the new development facility, and thereby provide a pipeline for long-term growth. The Company has implemented a new project qualification methodology to accurately evaluate commercial viability of prospective projects and accelerate contract closure.

HUMAN HEALTH SEGMENT

        The Human Health segment revenue for 2003 is expected to increase by 3% to 7% versus prior year. The slightly lowered revenue outlook in Human Health is principally a result of weaker economic conditions than previously anticipated, more competitive market conditions and increased pricing pressures. Market demand in this segment indicates an increasing number of smaller projects and a shift in the number of custom development inquiries from emerging innovators to traditional innovator pharmaceutical companies.
Contract manufacturing is growing at expected levels led by an advanced intermediate for end stage kidney disease.

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RUTHERFORD CHEMICALS AND ALL OTHER SEGMENTS

        The Rutherford Chemicals and the All Other segments revenue for 2003 are expected to be essentially flat year over year.

LEGAL SETTLEMENT

        Cambrex recently reached a tentative agreement with Mylan Laboratories, Inc. under which Cambrex would contribute approximately $13.0 million to the settlement of consolidated litigation brought by a class of direct purchasers, approximately $4.5 million to be payable immediately and the remainder payable in the future. In exchange, Cambrex and its operating subsidiary, Profarmaco Milano S.r.l., would receive from Mylan a release and full indemnity against any future costs or liabilities in related litigation brought by purchasers, as well as potential future claims. It is expected that a special charge of approximately $13.0 million will be recognized in the first quarter 2003 results of operations as a result of this settlement.

CONFERENCE CALL

        Management will host a Conference Call to discuss this news release on Friday, April 4, 2003 at 8:30 a.m. Eastern Time. The call will last approximately one hour. Those wishing to participate should call the MCI Conference Coordinator at 1-888-769-8792 for Domestic and +1-630-395-0226 for International. Please use the password CAMBREX and call approximately 10 minutes before the start time.

        The Conference Call will be accessible via webcast in the Investor Relations section of the Cambrex website located at www.cambrex.com. The webcast will be available on the website for approximately thirty (30) days following the call.

        An instant replay of the Conference Call will be available at approximately 12:00 p.m. ET on Friday, April 4, 2003 through the end of the business day, Friday, April 11, 2003, by calling 1-888-568-0870 for Domestic, and +1-402-998-1546 for International.

FORWARD LOOKING STATEMENTS

        This news release may contain "forward-looking statements" for the purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), technology, manufacturing and legal issues, unfavorable results from FDA inspections, delays in FDA approval of customers' new products, timing of shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials.

ABOUT CAMBREX

        Cambrex is a global, diversified life science company dedicated to providing high quality products and services to accelerate drug discovery, development, and manufacturing processes for customers focused on health and the prevention of disease. The Company employs approximately 2,200 people worldwide. For more information on Cambrex, please visit our website at www.cambrex.com.

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